ARTICLES OF MERGER

THESE ARTICLES OF MERGER, dated as of February 24, 2010, are entered into by and between China Advanced Technology, a Nevada corporation ("Technology") and  Vitalcare Holding Corporation, a Delaware corporation ("Holding"), to effectuate the merger of  Holding with and into Technology (the "Merger").  Technology and Holding are hereinafter collectively referred to as the "Constituent Corporations." Technology  is sometimes hereinafter referred to as the "Surviving Corporation." These Articles of Merger set forth the agreement of merger required by Section 252(b) of the Delaware General Corporation Law and the plan of merger required by Section 90A.100 of the Nevada General Corporation Law.

RECITALS

A.

Technology has outstanding 1,000 shares of common stock, which is the only class outstanding entitled to vote and Holding has outstanding approximately 668,651 shares of common stock, which is the only outstanding class entitled to vote.

B.

Holding and Technology have agreed that Holding and Technology shall merge with Technology to be the Surviving Corporation. The Merger has been approved by the Board of Directors of Technology on February 16, 2010 and by the Board of Directors of Holding  on February 10, 2010.

C.

In respect of Holding, Vitalcare DTC Corporation (a Delaware corporation), as the holder of all  of the outstanding  1,000  shares of common stock of Holding, has approved the Merger by written consent action dated February 10, 2010.

D.

In respect of Technology, the Merger was approved by Holding as  the sole stockholder of the 1,000 shares of Technology common stock by written consent action dated February 16, 2010.

E.

The number of votes cast by the shareholders of Technology and Holding was sufficient for the approval of the Merger.

NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger; (b) the method of carrying the same into effect; (c) the manner and basis of converting and exchanging the shares of Technology Common Stock into shares of Holding Common Stock; and (d) such other details and provisions as are deemed necessary or desirable; and in consideration of the foregoing recitals and the agreements, provisions and covenants herein contained, Technology and Holding hereby agree as follows:

1.

Effective Date.  The Merger shall become effective upon the filing of certificates of merger with the Secretary of State of Delaware and Nevada.  If the certificates of merger are filed on different dates, then the date of filing shall be deemed to be the later of the two dates.  The date and time on which the Merger becomes effective is hereinafter referred to as the "Effective Date."

2.

Merger.  At the Effective Date, Holding shall merge with and into Technology with Technology being the Surviving Corporation and the separate corporate existence of Holding shall cease.  The corporate identity, existence, purposes, franchises, powers, rights and immunities of Holding at the Effective Date shall be merged into Technology which shall be fully vested therewith. Technology shall be subject to all of the debts and liabilities of Holding as if Technology had itself incurred them and all rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired, provided that such liens, if any, upon the property of Technology shall be limited to the property affected thereby immediately prior to the Effective Date.

3.

Articles of Incorporation.  At the Effective Date, the Articles of Incorporation of Technology shall be the Articles of Incorporation of the Surviving Corporation, without amendment.

4.

Effect of Merger on Outstanding Shares, Options and Warrants.

(a)

Surviving Corporation Shares.  Each share of Holding Common Stock issued and outstanding immediately prior to the Effective Date of the Merger shall be converted into one share of Technology common stock.

(b)

Disappearing Corporation Shares.  At the Effective Date, each issued and outstanding share of Technology Common Stock outstanding immediately prior to the Effective Date shall be cancelled.

5.

Other Provisions.

(a)

Governing Law;.  These Articles of Merger shall be governed by and construed in accordance with the laws of the State of Nevada.

(b)

Counterparts.  These Articles of Merger may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

(c)

Further Assurances.  Each Constituent Corporation shall from time to time upon the request of the other Constituent Corporation, execute and deliver and file and record all such documents and instruments and take all such other action as such corporation may request in order to vest or evidence the vesting in Technology of title to and possession of all rights, properties, assets and business of Holding to the extent provided herein, or otherwise to carry out the full intent and purpose of these Articles of Merger.

IN WITNESS WHEREOF, the parties hereto have caused these Articles of Merger to be executed on behalf of the Constituent Corporations as of the day and year first above written.

CHINA ADVANCED TECHNOLOGY

VITALCARE HOLDING CORPORATION

By:

/s/ Learned J. Hand

By:

/s/ Learned J. Hand

Learned J. Hand

Learned J. Hand

President

President